Exhibit 21.1

SUBSIDIARIES OF RYERSON HOLDING CORPORATION

Ryerson Holding Corporation, a Delaware corporation, owns, directly or indirectly, the following subsidiaries:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization
Ryerson Inc.	Delaware

Ryerson Americas, Inc.	Delaware

J.M. Tull Metals Company, Inc.	Delaware

Joseph T. Ryerson & Son, Inc.	Delaware

Ryerson International, Inc.	Delaware

RCJV Holdings, Inc.	Delaware

RdM Holdings, Inc.	Delaware

Rhombus JV Holdings, LLC	Delaware

Ryerson (China) Limited	Delaware

Ryerson International Material Management Services, Inc.	Delaware

Ryerson International Trading, Inc.	Delaware

Ryerson Pan-Pacific LLC	Delaware

Ryerson Procurement Corporation	Delaware

Ryerson Canada, Inc.	Canada

862809 Ontario, Inc.	Canada

Leets Assurance, Ltd.	Bermuda

Integris Metals Mexicana, S.A. de C.V.	Mexico

Servicios Empresariales Ryerson Tull, S.A. de C.V.	Mexico

Servicios Corporativos RIM, S.A. de C.V.	Mexico

Ryerson Holdings (India) Pte Ltd.	Singapore